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                                                                    Exhibit 5.1


                           GOODWIN, PROCTER & HOAR LLP

                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                November 29, 2000

Harvard Bioscience, Inc.
84 October Hill Road
Holliston, Massachusetts 01746-1371

Ladies and Gentlemen:

         Re:    REGISTRATION STATEMENT ON FORM S-1

     This opinion is delivered in our capacity as special counsel to Harvard Bioscience, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-1 (the "Registration Statement") relating to 7,359,950 shares of Common Stock, par value $.01 per share (the "Registered Shares"), including 6,250,000 primary shares to be sold by the Company (the "Primary Shares"), and 937,500 shares to be sold by the Company which the underwriters have an option to purchase solely for the purpose of covering over-allotments (the "Company Option Shares" and, together with the Primary Shares, the "Company Shares") and 172,450 shares to be sold by a stockholder of the Company named in the Registration Statement (the "Stockholder Shares"). The Registered Shares are to be sold to the several underwriters (the "Underwriters") of which Thomas Weisel Partners LLC, Dain Rauscher Incorporated and ING Barings LLC are the representatives (the "Representatives") pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company and the Representatives of the Underwriters.

     As counsel for the Company, we have examined the form of the proposed Underwriting Agreement being filed as an exhibit to the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-laws, each as will be in effect at the time of the issuance of the Registered Shares, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the laws of The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware ("DGCL"), which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and the Delaware Constitution.

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Harvard Bioscience, Inc.
November 29, 2000
Page 2


     Based on the foregoing, we are of the opinion that (i) the Stockholder Shares are duly authorized, legally issued, fully paid and non-assessable by the Company under the DGCL and (ii) when the Underwriting Agreement is completed (including the insertion therein of pricing terms) and executed by the Company and on behalf of the Underwriters, and the Company Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreement, the Company Shares will be duly authorized, legally issued, fully paid and non-assessable by the Company under the DGCL.

     We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ GOODWIN, PROCTER & HOAR  LLP

                                      GOODWIN, PROCTER & HOAR  LLP